Press Release

August 3, 2026
Otter Tail Corporation Announces Second Quarter Results and Updates Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2026.
SUMMARY
•Reported quarterly diluted loss per share of $0.18 and adjusted diluted earnings per share of $1.66.
•Updated our annual diluted earnings per share guidance range to $3.84 to $4.24.
•Initiated annual adjusted diluted earnings per share guidance range of $5.68 to $6.08.
CEO OVERVIEW
“Our team advanced our strategic initiatives during the quarter and delivered on our near-term priorities and growth plan for the benefit of our customers and shareholders,” said CEO Chuck MacFarlane. “I am grateful for their efforts in what was a very busy quarter and for the ways they continue to support our customers.
“Otter Tail Power’s team members continue to execute well on our regulatory and strategic priorities. During the second quarter, we secured route permits for two of our large regional transmission projects, filed our 15-year integrated resource plan with the Minnesota commission and continued to make progress on our ongoing Minnesota rate case.
“Our Manufacturing segment produced improved financial results, primarily driven by a favorable product mix as our team continues to focus on providing value-added service to customers, creating margin expansion. Sales volumes also increased as our businesses were well positioned to capitalize on improved demand, especially in the recreational vehicle, construction and horticulture end markets.
“Our Plastics segment outperformed our expectations, driven by strong sales volumes as our customers sought to secure PVC pipe in advance of announced resin price increases. Additionally, the rate of decline in the sales price of our PVC pipe moderated in a strong demand environment. Our team effectively leveraged the additional capacity recently added at our Phoenix facility to fulfill customer demand.
“During the second quarter, we entered into settlement agreements with the three putative classes in the PVC pipe U.S. antitrust litigation. If final approval is granted by the court, the settlement agreements will resolve all claims arising from these putative classes. While not admitting any wrongdoing, fault or liability, we agreed to pay $103.5 million to resolve the class action litigation. We concluded resolution through settlements was in our best interest as it meaningfully reduces the uncertainty, distraction and significant costs and exposure associated with complex antitrust litigation, and allows our team members to remain focused on what we do best - serving our customers.
“We are updating our 2026 diluted earnings per share guidance range to $3.84 to $4.24 from $5.22 to $5.62 primarily due to the impact of the settlement agreements and related expense. We are initiating an adjusted diluted earnings per share guidance range of $5.68 to $6.08 which excludes the after-tax impact of the litigation settlement expense and reflects an increase from our original guidance range.
“The fundamentals of our diversified business model remains strong, and we are well positioned to deliver on our investment targets over the long term. We continue to target a long-term earnings per share growth rate of 7 to 9 percent and a total shareholder return of 10 to 12 percent.”
QUARTERLY DIVIDEND
On August 3, 2026, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.5775 per share. This dividend is payable on September 10, 2026 to shareholders of record on August 14, 2026.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the six months ended June 30, 2026 was $182.7 million compared to $159.4 million for the six months ended June 30, 2025. This increase was primarily due to a decrease in working capital requirements, largely driven by the timing of vendor payments and the recovery of fuel cost and rider revenues from our utility customers.
Investing activities for the six months ended June 30, 2026 included capital expenditures of $324.8 million. Our capital investments were largely within our Electric segment and included investments in our Abercrombie and Solway solar projects, as well as investments in our wind repowering and other projects.
Financing activities for the six months ended June 30, 2026 included the issuance of $170.0 million of long-term debt by Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments and support operating activities. Financing activities for the period also included dividend payments of $48.5 million.
As of June 30, 2026 we had $170.0 million and $153.0 million of available liquidity under our Otter Tail Corporation and Otter Tail Power credit facilities, respectively, along with $278.4 million of available cash and cash equivalents, resulting in total available liquidity of $601.4 million.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended June 30,
($ in thousands)	2026	2025	Change	% Change
Operating Revenues	$121,320	$128,731	$(7,411)	(5.8)%
Net Income	18,698	19,195	(497)	(2.6)

Retail MWh Sales	1,400,638	1,337,696	62,942	4.7%
Heating Degree Days	602	460	142	30.9
Cooling Degree Days	164	145	19	13.1
The following table shows heating degree days and cooling degree days as a percent of normal.

	Three Months Ended June 30,
	2026	2025
Heating Degree Days	112.7%	86.5%
Cooling Degree Days	127.1%	114.2%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended June 30, 2026 and 2025.

	2026 vs Normal	2026 vs 2025	2025 vs Normal
Effect on Diluted Earnings Per Share	$0.01	$0.01	$—
Operating Revenues decreased $7.4 million primarily due to an increase in the amount of production tax credits (PTCs) generated during the period, the benefit of which is passed through to customers, as well as lower fuel recovery revenues. The increase in PTCs was driven by additional wind generation and the completion of our wind repowering projects earlier this year, which allowed the facilities to begin generating PTCs as they were placed back into service. A planned outage at one of our coal-fired plants during the period drove the reduction in fuel recovery revenues and also resulted in less excess generation, which resulted in lower wholesale revenues. Lower market energy prices resulted in lower purchased power costs which also contributed to the decrease in fuel recovery revenues.
The decreases described above were partially offset by the impact of increased interim and final rates in Minnesota and South Dakota, respectively, the recovery of additional rate base investments, increased commercial sales volumes, and favorable weather impacts.
Net Income decreased $0.5 million primarily due to higher operating and maintenance expenses, including plant outage-related expenses, increased labor costs, and increased vegetative management expenses, as well as higher depreciation and interest expense associated with our rate base investments.
An increase in allowance for funds used during construction, driven by our continued investments in our large solar projects, partially offset the impact of lower revenues and higher operating and maintenance expenses.
Manufacturing Segment

	Three Months Ended June 30,
(in thousands)	2026	2025	$ Change	% Change
Operating Revenues	$88,461	$78,726	$9,735	12.4%
Net Income	4,571	3,481	1,090	31.3
Operating Revenues increased $9.7 million primarily due to steel cost increases, which drove a 9% revenue increase, as steel costs are passed on to customers, as well as a 3% increase in sales volumes. Demand improved in certain markets we serve, including the construction, recreational vehicle and horticulture markets, compared to softer demand and tighter inventory management efforts during the same period last year.
Net Income increased $1.1 million primarily due to higher margins resulting from the mix of products sold and higher sales volumes, which results in a greater leveraging of our fixed costs. These impacts were partially offset by higher general and administrative expenses.

Plastics Segment

	Three Months Ended June 30,
(in thousands)	2026	2025	$ Change	% Change
Operating Revenues	$124,602	$125,586	$(984)	(0.8)%
Net Income (Loss)	(30,081)	53,104	(83,185)	n/m
Adjusted Net Income	47,130	53,104	(5,974)	(11.2)
Operating Revenues decreased $1.0 million compared to the same period last year, primarily due to a 14% decrease in average sales prices. The impact of lower pricing was largely offset by a 15% increase in sales volumes, primarily driven by customer purchasing activity ahead of announced PVC resin cost increases and additional production capacity recently added at our Phoenix facility.
Net Income decreased $83.2 million, resulting in a net loss for the quarter. The decrease was primarily due to estimated losses recognized during the period arising from the settlement agreements reached with each of the three putative classes in the ongoing U.S. antitrust class action lawsuits. In connection with these matters, we recognized an estimated pre-tax loss in the amount of $103.5 million during the period.
Adjusted Net Income reflects an adjustment to exclude the after-tax impact of the legal settlement expenses recognized in the second quarter of 2026. Adjusted net income decreased $6.0 million from the second quarter of 2025 primarily due to decreased sales prices, partially offset by increased sales volumes, as discussed above.
Corporate

	Three Months Ended June 30,
(in thousands)	2026	2025	$ Change	% Change
Net Income (Loss)	$(795)	$1,948	$(2,743)	n/m
For the three months ended June 30, 2026, corporate results reflected a net loss of $0.8 million compared to net income of $1.9 million for the same period last year. The change from the prior year was primarily due to the internal allocation of interim tax expense and an increase in employee compensation costs.
2026 OUTLOOK
We are updating our 2026 diluted earnings per share guidance to a range of $3.84 to $4.24 and initiating our 2026 adjusted diluted earnings per share guidance in the range of $5.68 to $6.08.
The segment components of our 2026 guidance compared with actual earnings for 2025 are as follows:

	2025 EPS by Segment	2026 EPS Guidance		2026 EPS Guidance		2026 Adjusted EPS Guidance(1)
		February 16, 2026		August 3, 2026		August 3, 2026
		Low	High	Low	High	Low	High
Electric	$2.32	$2.61	$2.69	$2.61	$2.69	$2.61	$2.69
Manufacturing	0.27	0.26	0.32	0.32	0.38	0.32	0.38
Plastics	4.05	2.49	2.71	1.13	1.35	2.97	3.19
Corporate	(0.09)	(0.14)	(0.10)	(0.22)	(0.18)	(0.22)	(0.18)
Total	$6.55	$5.22	$5.62	$3.84	$4.24	$5.68	$6.08
Return on Equity	15.6%	11.5%	12.3%	8.7%	9.5%	n/a	n/a
Adjusted Return on Equity(1)	n/a	n/a	n/a	n/a	n/a	12.5%	13.3%
(1) Adjusted Diluted EPS and Adjusted Return on Equity are non-GAAP financial measures or metrics. Adjusted Diluted EPS Guidance, for both the Plastics segment and on a consolidated basis, can be reconciled to anticipated GAAP diluted EPS by excluding an adjustment of $1.84 which reflects the impact of legal settlement expenses recorded in the second quarter of 2026. Adjusted Return on Equity can be reconciled to anticipated return on equity calculated using a GAAP basis net income and GAAP basis shareholders’ equity, by excluding the impact of legal settlement expenses recorded in the second quarter of 2026 from anticipated net income and average shareholders’ equity for the annual period, which increases anticipated return on equity by 380 basis points.

The following items contribute to our 2026 earnings guidance:
Electric Segment - We are maintaining our segment earnings guidance.
Manufacturing Segment - We are increasing our segment earnings guidance based on:
•Higher sales volumes in the second half of the year due to improved end market demand.
•Increased margins driven by improved pricing realization and a greater leveraging of our fixed costs.
Plastics Segment - We are increasing our segment earnings guidance based on:
•Better than expected financial results in the second quarter of 2026.
•Revised expectations for PVC pipe pricing for the remainder of the year.
Corporate Costs - We expect our costs to increase due to less investment income and a lower tax benefit.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 4, 2026 at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
NON-GAAP FINANCIAL MEASURES
This press release includes certain adjusted financial measures (non-GAAP financial measures). The Company believes these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures.
We use Adjusted Net Income, Adjusted Earnings per Share, and Adjusted Return on Equity in evaluating the operating performance and profitability of our business. Management believes that these measures provide useful information to investors by facilitating period-to-period comparisons of operating results excluding the effects of the legal settlement expense and related income tax benefit. We define Adjusted Net Income as net income excluding legal settlement expenses and the related income tax benefit. We define Adjusted Earnings per Share as diluted net income per share excluding the per share impact of legal settlement expenses and the related income tax benefit. We define Adjusted Return on Equity as annual Adjusted Net Income divided by the average of total consolidated shareholders’ equity excluding the impact of legal settlement expenses and the related income tax benefit.
These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. Adjusted Net Income and Adjusted Diluted Earnings per Share are reconciled to their most directly comparable GAAP measures in the non-GAAP Reconciliations section. Guidance for Adjusted Diluted Earnings per Share and Adjusted Return on Equity are forward-looking non-GAAP financial measures that are reconciled to their respective most directly comparable GAAP financial measures in footnote (1) under 2026 Outlook.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “confident,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “optimistic,” “opportunity,” “outlook,” “plan,” “possible,” “position,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2026 earnings and earnings per share, long-term earnings, earnings-per-share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government executive orders, legislation and regulation including foreign trade policy; environmental, health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per-share amounts)	2026	2025	2026	2025
Operating Revenues
Electric	$121,320	$128,731	$287,188	$278,451
Product Sales	213,063	204,312	394,221	391,945
Total Operating Revenues	334,383	333,043	681,409	670,396
Operating Expenses
Electric Production Fuel	10,613	16,292	31,385	30,613
Electric Purchased Power	13,270	15,497	40,282	46,367
Electric Operating and Maintenance Expense	54,692	46,804	104,948	95,685
Cost of Products Sold (excluding depreciation)	118,409	105,966	225,947	210,353
Nonelectric Selling, General, and Administrative Expenses	22,169	17,352	43,940	38,644
Depreciation and Amortization	30,811	29,447	60,789	58,822
Electric Property Taxes	5,121	4,227	9,583	8,455
Legal Settlement Expenses	103,500	—	103,500	—
Total Operating Expenses	358,585	235,585	620,374	488,939
Operating Income (Loss)	(24,202)	97,458	61,035	181,457
Other Income and (Expense)
Interest Expense	(12,890)	(11,720)	(25,526)	(23,273)
Nonservice Components of Postretirement Benefits	1,050	854	1,494	2,136
Other Income (Expense), net	7,278	4,788	11,720	9,244
Income (Loss) Before Taxes	(28,764)	91,380	48,723	169,564
Income Tax (Benefit) Expense	(21,157)	13,652	(16,280)	23,737
Net Income (Loss)	$(7,607)	$77,728	$65,003	$145,827

Weighted-Average Common Shares Outstanding:
Basic	41,955	41,874	41,929	41,850
Diluted	41,955	42,118	42,100	42,090
Earnings (Loss) Per Share:
Basic	$(0.18)	$1.86	$1.55	$3.48
Diluted	$(0.18)	$1.85	$1.54	$3.46

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
(in thousands)	2026	2025
Assets
Current Assets
Cash and Cash Equivalents	$278,383	$386,193
Restricted Cash	73,500	—
Receivables, net of allowance for credit losses	199,034	145,496
Inventories	169,980	158,598
Investments	55,320	54,311
Regulatory Assets	19,917	20,437
Other Current Assets	41,219	34,690
Total Current Assets	837,353	799,725
Noncurrent Assets
Investments	82,666	78,823
Property, Plant and Equipment, net of accumulated depreciation	3,138,430	2,876,685
Regulatory Assets	91,843	86,062
Intangible Assets, net of accumulated amortization	4,108	4,642
Goodwill	37,572	37,572
Other Noncurrent Assets	101,633	80,770
Total Noncurrent Assets	3,456,252	3,164,554
Total Assets	$4,293,605	$3,964,279

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$53,847	$60,242
Current Maturities of Long-Term Debt	79,977	79,951
Accounts Payable	131,054	93,606
Accrued Salaries and Wages	32,197	35,666
Accrued Taxes	14,236	18,460
Regulatory Liabilities	28,830	16,600
Other Current Liabilities	150,427	46,433
Total Current Liabilities	490,568	350,958
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,001	32,376
Other Postretirement Benefits Liability	32,341	31,813
Regulatory Liabilities	300,720	297,398
Deferred Income Taxes	289,697	305,931
Deferred Tax Credits	14,155	14,321
Other Noncurrent Liabilities	124,363	106,156
Total Noncurrent Liabilities and Deferred Credits	793,277	787,995
Commitments and Contingencies
Capitalization
Long-Term Debt	1,132,889	963,566
Shareholders’ Equity
Common Shares	209,928	209,528
Additional Paid-In Capital	432,754	434,195
Retained Earnings	1,234,046	1,217,567
Accumulated Other Comprehensive Income	143	470
Total Shareholders' Equity	1,876,871	1,861,760
Total Capitalization	3,009,760	2,825,326
Total Liabilities and Shareholders' Equity	$4,293,605	$3,964,279

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Operating Activities
Net Income	$65,003	$145,827
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	60,789	58,822
Deferred Tax Credits	(166)	(285)
Deferred Income Taxes	(18,519)	6,149
Investment Losses	(2,878)	(2,741)
Stock Compensation Expense	8,526	7,396
Legal Settlement Expenses	103,500	—
Other, net	(4,810)	(1,745)
Change in Operating Assets and Liabilities:
Receivables	(53,538)	(34,859)
Inventories	(10,590)	(131)
Regulatory Assets	(4,837)	(643)
Other Assets	(2,771)	4,756
Accounts Payable	32,200	(6,477)
Accrued and Other Liabilities	(8,402)	(13,447)
Regulatory Liabilities	20,749	198
Pension and Other Postretirement Benefits	(1,545)	(3,441)
Net Cash Provided by Operating Activities	182,711	159,379
Investing Activities
Capital Expenditures	(324,755)	(124,239)
Proceeds from Disposal of Noncurrent Assets	5,165	2,792
Purchases of Investments and Other Assets	(7,015)	(5,579)
Net Cash Used in Investing Activities	(326,605)	(127,026)
Financing Activities
Net Repayments of Short-Term Debt	(6,395)	(69,615)
Proceeds from Issuance of Long-Term Debt	170,000	100,000
Dividends Paid	(48,524)	(44,023)
Payments for Shares Withheld for Employee Tax Obligations	(3,974)	(3,134)
Other, net	(1,523)	(2,991)
Net Cash Provided by (Used in) Financing Activities	109,584	(19,763)
Net Change in Cash, Cash Equivalents and Restricted Cash	(34,310)	12,590
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	386,193	294,651
Cash, Cash Equivalents and Restricted Cash at End of Period	$351,883	$307,241

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Operating Revenues
Electric	$121,320	$128,731	$287,188	$278,451
Manufacturing	88,461	78,726	178,021	160,412
Plastics	124,602	125,586	216,200	231,533
Total Operating Revenues	$334,383	$333,043	$681,409	$670,396

Operating Income (Loss)
Electric	$13,401	$23,633	$53,321	$52,676
Manufacturing	6,498	5,065	12,628	7,492
Plastics	(39,433)	72,034	5,270	130,909
Corporate	(4,668)	(3,274)	(10,184)	(9,620)
Total Operating Income (Loss)	$(24,202)	$97,458	$61,035	$181,457

Net Income (Loss)
Electric	$18,698	$19,195	$53,948	$43,903
Manufacturing	4,571	3,481	8,854	5,013
Plastics	(30,081)	53,104	2,859	96,543
Corporate	(795)	1,948	(658)	368
Total Net Income (Loss)	$(7,607)	$77,728	$65,003	$145,827

Adjusted Net Income (Loss)
Electric(1)	$18,698	$19,195	$53,948	$43,903
Manufacturing(1)	4,571	3,481	8,854	5,013
Plastics	47,130	53,104	80,070	96,543
Corporate(1)	(795)	1,948	(658)	368
Total Adjusted Net Income	$69,604	$77,728	$142,214	$145,827
(1) No adjustments were made to net income (loss) for Electric, Manufacturing, or Corporate.

OTTER TAIL CORPORATION
NON-GAAP RECONCILIATIONS (unaudited)
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS PER SHARE
The following table presents reconciliations of non-GAAP performance measures to the most directly comparable GAAP performance measures for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Plastics Segment
Net Income (Loss)	$(30,081)	$53,104	$2,859	$96,543
Add: Legal Settlement Expense	103,500	—	103,500	—
Less: Tax Effect of Adjustment(1)	(26,289)	—	(26,289)	—
Adjusted Net Income	$47,130	$53,104	$80,070	$96,543

Consolidated
Net Income (Loss)	$(7,607)	$77,728	$65,003	$145,827
Add: Legal Settlement Expense	103,500	—	103,500	—
Less: Tax Effect of Adjustment(1)	(26,289)	—	(26,289)	—
Adjusted Net Income	$69,604	$77,728	$142,214	$145,827

Consolidated
Diluted Earnings (Loss) Per Share	$(0.18)	$1.85	$1.54	$3.46
Add: Legal Settlement Expense	2.47	—	2.46	—
Less: Tax Effect of Adjustment(1)	(0.63)	—	(0.62)	—
Adjusted Diluted Earnings Per Share	$1.66	$1.85	$3.38	$3.46

(1) The tax effect of the adjustment was calculated using a 25.4% tax rate, determined based on a 21.0% federal statutory rate and a 4.4% blended state income tax rate.